The Board of Directors
EZEBiz Software Inc.


We consent to the use of our report on the financial statements of EZEBiz Software Inc. as at and for the period from incorporation on November 10, 1998 to December 31, 1999 included in the Registration Statement on Form SB-2, dated February 15, 2000 and to the reference to our firm under the heading "Experts" in the prospectus.



Victoria,   Canada
February 17, 2000




/s/ KPMG LLP
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KPMG LLP